Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-214848 and 333-279396) and Form S-8 (No. 333-265639) of SmartStop Self Storage REIT, Inc. of our report dated March 12, 2025, except for the effects of the reverse stock split described in Note 1, as to which the date is March 21, 2025, relating to the consolidated financial statements and schedule, which appears in this Form 8-K.

/s/ BDO USA, P.C.

Costa Mesa, California

March 21, 2025